Exhibit 99.1
FOR IMMEDIATE RELEASE

VEREIT® Announces First Quarter 2020 Operating Results
Provides COVID-19 Company Update

Phoenix, AZ, May 20, 2020 -- VEREIT, Inc. (NYSE: VER) (“VEREIT” or the “Company”) announced today its operating results for the three months ending March 31, 2020.

First Quarter 2020 Financial and Operating Highlights

•	Net income of $86.9 million and net income per diluted share of $0.07

•	Achieved $0.17 AFFO per diluted share

•	Acquisitions totaled $146.2 million in the first quarter with no transactions subsequent to the quarter

•	The office partnership acquired a $33.1 million property of which the Company’s cash contribution to the purchase amount was $2.7 million

•	Dispositions totaled $133.0 million in the first quarter and $187.5 million year-to-date, including the Company’s share of dispositions contributed to the office partnership of $70.2 million

•
Total debt increased from $5.71 billion to $6.31 billion primarily due to cash drawn on the revolving line of credit as a cautious safeguard; Net Debt increased from $5.79 billion to $5.82 billion, or 39.3% Net Debt to Gross Real Estate Investments

•	Net Debt to Normalized EBITDA was unchanged from last quarter at 5.7x

First Quarter 2020 Financial Results

Rental Revenue
Rental revenue for the quarter ended March 31, 2020 decreased $18.2 million to $298.6 million as compared to rental revenue of $316.8 million for the same quarter in 2019.

Net Income and Net Income Attributable to Common Stockholders per Diluted Share
Net income for the quarter ended March 31, 2020 increased $15.9 million to $86.9 million as compared to net income of $71.0 million for the same quarter in 2019, and net income per diluted share increased $0.02 to $0.07 for the quarter ended March 31, 2020, as compared to net income per diluted share of $0.05 for the same quarter in 2019.

Normalized EBITDA
Normalized EBITDA for the quarter ended March 31, 2020 decreased $8.4 million to $255.5 million as compared to Normalized EBITDA of $263.9 million for the same quarter in 2019.

Funds From Operations Attributable to Common Stockholders and Limited Partners (“FFO”) and FFO per Diluted Share
FFO for the quarter ended March 31, 2020 decreased $8.5 million to $181.8 million, as compared to $190.3 million for the same quarter in 2019, and FFO per diluted share decreased $0.02 to $0.17 for the quarter ended March 31, 2020, as compared to FFO per diluted share of $0.19 for the same quarter in 2019.

Adjusted FFO Attributable to Common Stockholders and Limited Partners (“AFFO”) and AFFO per Diluted Share
AFFO for the quarter ended March 31, 2020 increased $2.6 million to $181.0 million, as compared to $178.4 million for the same quarter in 2019, and AFFO per diluted share decreased $0.01 to $0.17 for the quarter ended March 31, 2020, as compared $0.18 for the same quarter in 2019.

Balance Sheet and Liquidity
As a cautious safeguard, during the first quarter, VEREIT initiated an additional draw, in excess of normal operating requirements, of $600 million on the Company’s revolving line of credit to enhance its cash position. As of the end of the first quarter, the Company had corporate liquidity of approximately $1.23 billion comprised of $600.9 million in cash and cash equivalents and $628.7 million of availability under its credit facility. In addition, secured debt was reduced by $121.3 million.

Consolidated Financial Statistics
Financial Statistics as of the quarter ended March 31, 2020 are as follows: Net Debt to Normalized EBITDA of 5.7x, Fixed Charge Coverage Ratio of 3.3x, Unencumbered Asset Ratio of 81.2%, Net Debt to Gross Real Estate Investments of 39.3%, and Weighted Average Debt Term of 4.4 years.

Common Stock Dividend Information
Due to the economic uncertainty related to COVID-19, on May 18, 2020, the Company’s Board of Directors declared a reduced quarterly dividend for the second quarter of 2020 of $0.077 per share from $0.1375 per share. The dividend will be paid on July 15, 2020 to common stockholders of record as of June 30, 2020. The Board of Directors has not made any decisions with respect to its dividend policy beyond the second quarter and will continue to monitor the current environment.

Management Commentary
Glenn J. Rufrano, Chief Executive Officer, stated, “To begin, I would like to applaud those in the healthcare profession and all the first responders who have made such a difference in our lives - certainly mine. While we would have normally expected 100% rent receipts for April and May, given current conditions, the actual receipts approximating 80% are a tribute to our quality tenants and portfolio diversification. The Board’s decision to reduce the dividend this quarter is not based generally upon a micro review of our business, but more importantly, on a macro review of an uncertain economy. We chose this base amount on which to build the dividend while protecting against any increase in debt. As more information is available in each of the next two quarters, this decision will be under constant review.”

Real Estate Portfolio
As of March 31, 2020, the Company’s portfolio consisted of 3,853 properties with total portfolio occupancy of 99.1%, investment grade tenancy of 36.7% and a weighted-average remaining lease term of 8.3 years. During the quarter ended March 31, 2020, same-store rents (3,758 properties) increased 0.2% as compared to the same quarter in 2019.

Real Estate Leasing Activity
During the quarter, the Company entered into 53 new and renewal leases on approximately 2.0 million square feet, or 2.3% of the portfolio. Leasing activity included 1.4 million square feet of early renewals.

Property Acquisitions
During the first quarter of 2020, the Company acquired 25 properties for approximately $146.2 million at an average cash cap rate of 6.9%.

Office Partnership
On January 13, 2020, the Company formed an office partnership which allows VEREIT to reduce balance sheet office exposure while utilizing the Company's in-house infrastructure to manage and increase the value of the enterprise. The partnership is a traditional 80/20 structure and will include three VEREIT office assets totaling approximately $137.5 million. Two of the three properties were contributed at the time of closing, totaling $87.7 million, with the last property expected to be added to the partnership mid-year 2020 for $49.8 million. In addition, the partnership closed on an external property acquisition for $33.1 million of which the Company’s cash contribution to the purchase amount was $2.7 million.

Property Dispositions
During the quarter ended March 31, 2020, the Company disposed of 30 properties for an aggregate sales price of $133.0 million, including the Company’s share of dispositions contributed to the office partnership of $70.2 million. Of the total disposition amount, $122.5 million was used in the total weighted average cash cap rate calculation of 8.0%, including $10.2 million in net sales of Red Lobster restaurants. The gain on first quarter sales was approximately $25.2 million.

Subsequent Events

Property Acquisitions
There were no acquisitions subsequent to the quarter end.

Property Dispositions
From April 1, 2020 through May 7, 2020, portfolio dispositions totaled $54.5 million. Dispositions year-to-date through May 7, 2020, totaled $187.5 million, including the Company’s share of dispositions contributed to the office partnership of $70.2 million.

COVID-19 Company Update
As of May 15, 2020, VEREIT had received approximately 81% of April rent and 78% of May rent, which includes approximately 2% to be paid in arrears by a Government agency tenant. VEREIT is in continuing discussions with tenants regarding unpaid rent. The property type breakdown is as follows:

Property Type	April	May
Total Retail	83%	78%
Casual Dining	25%	28%
Quick Service	73%	72%
Total Restaurant	46%	47%
Total Office	97%	96%
Total Industrial	98%	91%

Rent relief requests have been received from tenants representing approximately 34% of rental income on an annualized basis as of May 15, 2020, including some tenants that paid April and May rent. These requests vary in timeframes, but are concentrated within the two to four month range. The property type breakdown is as follows:

Property Type
Total Retail	31%
Casual Dining	81%
Quick Service	53%
Total Restaurant	69%
Total Office	8%
Total Industrial	28%

Further rent collection and relief request details can be found in our investor presentation filed today.

Balance Sheet Update
As of May 15, 2020, VEREIT had corporate liquidity of approximately $1.2 billion comprised of $601.4 million in cash and cash equivalents and $588.0 million of availability under its credit facility.

2020 Guidance
As previously stated, given the economic uncertainty and rapidly-evolving circumstances related to COVID-19, the Company has withdrawn its previously issued 2020 guidance and is not providing an updated outlook at this time.

Audio Webcast and Call Details
The live audio webcast will be available, beginning at 1:30 p.m. ET on Wednesday, May 20, 2020, on the Company's Investor Relations website at: http://ir.vereit.com/. The dial-in information is as follows: (844) 746-0748 (domestic) or (412) 317-5274 (international).  Participants should log in 10-15 minutes early.

Approximately one hour following the call, a replay of the webcast will be available at the link above and archived for up to 12 months. A telephone replay of the conference call can also be accessed by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international), passcode 10143075. The telephone replay will be available until June 3, 2020.

About the Company
VEREIT is a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. The Company has total real estate investments of $14.8 billion including approximately 3,900 properties and 89.5 million square feet. VEREIT’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. VEREIT uses, and intends to continue to use, its Investor Relations website, which can be found at www.VEREIT.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about VEREIT can be found through social media platforms such as Twitter and LinkedIn.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

Investor Contact
Bonni Rosen, Senior Vice President, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com

About the Data
Rent collection percentages disclosed in the COVID-19 Company Update section are based on contractual rent and recoveries paid by tenants to cover estimated tax, insurance and common area maintenance expenses, including the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures.
Descriptions of FFO and AFFO, EBITDA and Normalized EBITDA, Principal Outstanding and Adjusted Principal Outstanding, Net Debt, Interest Expense, Excluding Non-Cash Amortization, Fixed Charge Coverage Ratio, Net Debt to Normalized EBITDA Annualized Ratio, Net Debt Leverage Ratio, and Unencumbered Asset Ratio are provided below. Refer to the subsequent tables for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure and the calculations of these financial ratios.
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), EBITDA for Real Estate (“EBITDAre”) and Normalized EBITDA
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) has promulgated a supplemental performance measure known as Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"). Nareit defines EBITDAre as net income or loss computed in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairment write-downs on real estate, gains or losses from disposition of property and our pro rata share of EBITDAre adjustments related to unconsolidated partnerships and joint ventures. We calculated EBITDAre in accordance with Nareit's definition described above.
In addition to EBITDAre, we use Normalized EBITDA as a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Normalized EBITDA, as defined by the Company, represents EBITDAre, modified to exclude non-routine items such as acquisition-related expenses, litigation and non-routine costs, net, net revenue or expense earned or incurred that is related to the services agreement associated with a discontinued operation, gains or losses on sale of investment securities or mortgage notes receivable, payments on fully reserved loan receivables and restructuring expenses. We also exclude certain non-cash items such as impairments of goodwill and intangible assets, straight-line rental revenue, gains or losses on derivatives, gains or losses on the extinguishment or forgiveness of debt, write-off of program development costs, and amortization of intangibles, above-market lease assets and below-market lease liabilities. Normalized EBITDA omits the Normalized EBITDA impact of Excluded Properties. Management believes that excluding these costs from EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. Therefore, EBITDA, EBITDAre, and Normalized EBITDA should not be considered as an alternative to net income, as computed in accordance with GAAP. The Company uses EBITDA, EBITDAre, and Normalized EBITDA as one measure of its operating performance when formulating corporate goals and evaluating the effectiveness of the Company's strategies. Normalized EBITDA may not be comparable to similarly titled measures of other companies.
Excluded Properties
Excluded Properties are properties for which (i) the related mortgage loan is in default, and (ii) management decides to transfer the properties to the lender in connection with settling the mortgage note obligation. Certain non-GAAP measures and operating metrics omit the impact of such properties for the month beginning with the date that such criteria are met and ending with the disposition date, in order to better reflect the ongoing operations of the Company.
At and during the three months ended March 31, 2020, December 31, 2019, and March 31, 2019 there were no Excluded Properties.
Fixed Charge Coverage Ratio
Fixed Charge Coverage Ratio is the sum of (i) Interest Expense, excluding non-cash amortization, (ii) secured debt principal amortization on Adjusted Principal Outstanding and (iii) dividends attributable to preferred shares divided by Normalized EBITDA. Management believes that Fixed Charge Coverage Ratio is a useful supplemental measure of our ability to satisfy fixed financing obligations.
Fixed Rate Debt
Fixed Rate Debt includes variable rate debt effectively fixed through the use of interest rate swap agreements.
Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)
Due to certain unique operating characteristics of real estate companies, as discussed below, the Nareit, an industry trade group, has promulgated a supplemental performance measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. FFO is not equivalent to our net income or loss as determined under U.S. GAAP.

Nareit defines FFO as net income or loss computed in accordance with U.S. GAAP adjusted for gains or losses from disposition of property, depreciation and amortization of real estate assets, impairment write-downs on real estate, and our pro rata share of FFO adjustments related to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with Nareit’s definition described above.
In addition to FFO, we use adjusted funds from operations (“AFFO”) as a non-GAAP supplemental financial performance measure to evaluate the operating performance of the Company. AFFO, as defined by the Company, excludes from FFO non-routine items such as acquisition-related expenses, litigation and non-routine costs, net, net revenue or expense earned or incurred that is related to the services agreement associated with a discontinued operation, gains or losses on sale of investment securities or mortgage notes receivable, payments on fully reserved loan receivables and restructuring expenses. We also exclude certain non-cash items such as impairments of goodwill and intangible assets, straight-line rent, net direct financing lease adjustments, gains or losses on derivatives, reserves for loan loss, gains or losses on the extinguishment or forgiveness of debt, non-current portion of the tax benefit or expense, equity-based compensation and amortization of intangible assets, deferred financing costs, premiums and discounts on debt and investments, above-market lease assets and below-market lease liabilities. We omit the impact of the Excluded Properties and related non-recourse mortgage notes from FFO to calculate AFFO. Management believes that excluding these costs from FFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time. AFFO allows for a comparison of the performance of our operations with other publicly-traded REITs, as AFFO, or an equivalent measure, is routinely reported by publicly-traded REITs, and we believe often used by analysts and investors for comparison purposes.
For all of these reasons, we believe FFO and AFFO, in addition to net income (loss), as defined by U.S. GAAP, are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of the Company over time. However, not all REITs calculate FFO and AFFO the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to net income (loss) and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, Nareit, nor any other regulatory body has evaluated the acceptability of the exclusions used to adjust FFO in order to calculate AFFO and its use as a non-GAAP financial performance measure.
Gross Real Estate Investments
Gross Real Estate Investments represent total gross real estate and related assets of Operating Properties, equity investments in the Cole REITs, investment in direct financing leases, investment securities backed by real estate and mortgage notes receivable, and the Company's pro rata share of such amounts related to properties owned by unconsolidated joint ventures, net of gross intangible lease liabilities. We believe that the presentation of Gross Real Estate Investments, which shows our total investments in real estate and related assets, in connection with Net Debt, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Gross Real Estate Investments should not be considered as an alternative to the Company's real estate investments balance as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Interest Expense, Excluding Non-Cash Amortization
Interest Expense, excluding non-cash amortization is a non-GAAP measure that represents interest expense incurred on the outstanding principal balance of our debt and the Company's pro rata share of the unconsolidated joint ventures' outstanding principal balance. This measure excludes (i) the amortization of deferred financing costs, premiums and discounts, which is included in interest expense in accordance with GAAP, and (ii) the impact of Excluded Properties and related non-recourse mortgage notes. We believe that the presentation of Interest Expense, excluding non-cash amortization, which shows the interest expense on our contractual debt obligations, provides useful information to investors to assess our overall solvency and financial flexibility. Interest Expense, excluding non-cash amortization should not be considered as an alternative to the Company's interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company's financial information prepared in accordance with GAAP.
Net Debt Leverage Ratio
Net Debt Leverage Ratio equals Net Debt divided by Gross Real Estate Investments. We believe that the presentation of Net Debt Leverage Ratio provides useful information to investors because our management reviews Net Debt Leverage Ratio as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.

Net Debt, Principal Outstanding and Adjusted Principal Outstanding
Principal Outstanding is a non-GAAP measure that represents the Company's outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums and discounts, financing and issuance costs, and related accumulated amortization. Adjusted Principal Outstanding includes the Company's pro rata share of the unconsolidated joint ventures' outstanding principal debt balance and omits the outstanding principal balance of mortgage notes secured by Excluded Properties. We believe that the presentation of Principal Outstanding and Adjusted Principal Outstanding, which show our contractual debt obligations, provides useful information to investors to assess our overall financial flexibility, capital structure and leverage. Principal Outstanding and Adjusted Principal Outstanding should not be considered as alternatives to the Company's consolidated debt balance as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with, and as a supplement to, the Company's financial information prepared in accordance with GAAP.
Net Debt is a non-GAAP measure used to show the Company's Adjusted Principal Outstanding, less all cash and cash equivalents and the Company's pro rata share of unconsolidated joint ventures' cash and cash equivalents. We believe that the presentation of Net Debt provides useful information to investors because our management reviews Net Debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Net Debt to Normalized EBITDA Annualized Ratio
Net Debt to Normalized EBITDA Annualized equals Net Debt divided by the respective quarter Normalized EBITDA multiplied by four. We believe that the presentation of Net Debt to Normalized EBITDA Annualized provides useful information to investors because our management reviews Net Debt to Normalized EBITDA Annualized as part of its management of our overall liquidity, financial flexibility, capital structure and leverage.
Unencumbered Asset Ratio
Unencumbered Asset Ratio equals unencumbered Gross Real Estate Investments divided by Gross Real Estate Investments. Management believes that Unencumbered Asset Ratio is a useful supplemental measure of our overall liquidity and leverage.

Forward-Looking Statements
Information set forth herein contains “forward-looking statements” (within the meaning of the federal securities laws, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s expectations and projections regarding future events and plans, the Company’s future financial condition, results of operations, liquidity and business, including acquisitions, rent receipts, rent relief requests, debt levels, the payment of future dividends and the impact of COVID-19 on the Company’s business. Generally, the words “anticipates,” “assumes,” “believes,” “continues,” “could,” “estimates,” “expects,” “goals,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “targets,” “will,” variations of such words and similar expressions identify forward-looking statements. These forward-looking statements are based on information currently available and involve a number of known and unknown assumptions and risks, uncertainties and other factors, which may be difficult to predict and beyond the Company’s control, that could cause actual events and plans or could cause the Company’s business, financial condition, liquidity and results of operations to differ materially from those expressed or implied in the forward-looking statements. Further, information regarding historical rent collections should not serve as an indication of future rent collections.
The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the duration and extent of the impact of COVID-19 on our business and the businesses of our tenants (including their ability to timely make rent payments) and the economy generally; federal or state legislation or regulation that could impact the timely payment of rent by tenants in light of COVID-19; the Company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts; the Company’s ability to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all; risks associated with tenant, geographic and industry concentrations with respect to the Company’s properties; risks accompanying the management of its industrial partnership and office partnership; the impact of impairment charges in respect of certain of the Company’s properties; unexpected costs or liabilities that may arise from potential dispositions, including related to limited partnership, tenant-in-common and Delaware statutory trust real estate programs and the Company’s management with respect to such programs; competition in the acquisition and disposition of properties and in the leasing of its properties including that the Company may be unable to acquire, dispose of, or lease properties on advantageous terms or at all; risks associated with bankruptcies or insolvencies of tenants, from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company’s tenants, which are heightened as a result of the COVID-19 pandemic; risks associated with the Company’s substantial indebtedness, including that such indebtedness may affect the Company’s ability to pay dividends and that the terms and restrictions within the agreements governing the Company’s indebtedness may restrict its borrowing and operating flexibility; the ability to retain or hire key personnel; and continuation or deterioration of current market conditions. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or factors, new information, future events or otherwise, except as required by law.

VEREIT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data) (Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Real estate investments, at cost:
Land	$2,715,625	$2,738,679
Buildings, fixtures and improvements	10,135,933	10,200,550
Intangible lease assets	1,899,900	1,904,641
Total real estate investments, at cost	14,751,458	14,843,870
Less: accumulated depreciation and amortization	3,659,980	3,594,247
Total real estate investments, net	11,091,478	11,249,623
Operating lease right-of-use assets	211,187	215,227
Investment in unconsolidated entities	78,718	68,825
Cash and cash equivalents	600,945	12,921
Restricted cash	18,720	20,959
Rent and tenant receivables and other assets, net	345,103	348,395
Goodwill	1,337,773	1,337,773
Real estate assets held for sale, net	88,513	26,957
Total assets	$13,772,437	$13,280,680

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,405,701	$1,528,134
Corporate bonds, net	2,814,474	2,813,739
Convertible debt, net	319,120	318,183
Credit facility, net	1,767,306	1,045,669
Below-market lease liabilities, net	134,410	143,583
Accounts payable and accrued expenses	125,358	126,320
Derivative, deferred rent and other liabilities	146,893	90,349
Distributions payable	150,493	150,364
Operating lease liabilities	217,567	221,061
Total liabilities	7,081,322	6,437,402
Series F preferred stock	309	309
Common stock	10,778	10,768
Additional paid-in capital	13,252,447	13,251,962
Accumulated other comprehensive loss	(104,217)	(27,670)
Accumulated deficit	(6,475,568)	(6,399,626)
Total stockholders’ equity	6,683,749	6,835,743
Non-controlling interests	7,366	7,535
Total equity	6,691,115	6,843,278
Total liabilities and equity	$13,772,437	$13,280,680

VEREIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Rental	$298,586	$316,843
Fees from managed partnerships	596	37
Total revenues	299,182	316,880
Operating expenses:
Acquisition-related	1,523	985
Litigation and non-routine costs, net	(8,564)	(21,492)
Property operating	30,490	32,378
General and administrative	15,056	14,846
Depreciation and amortization	124,080	136,555
Impairments	8,380	11,988
Restructuring	—	9,076
Total operating expenses	170,965	184,336
Other (expense) income:
Interest expense	(64,696)	(71,254)
Loss on extinguishment and forgiveness of debt, net	(1,280)	—
Other income (loss), net	175	(439)
Equity in income of unconsolidated entities	246	500
Gain on disposition of real estate and real estate assets held for sale, net	25,249	10,831
Total other expenses, net	(40,306)	(60,362)
Income before taxes	87,911	72,182
Provision for income taxes	(1,048)	(1,211)
Net income	86,863	70,971
Net income attributable to non-controlling interests	(55)	(1,667)
Net income attributable to the General Partner	$86,808	$69,304

Basic and diluted net income per share attributable to common stockholders	$0.07	$0.05
Distributions declared per common share	$0.1375	$0.1375

VEREIT, INC.
EBITDA, EBITDAre AND NORMALIZED EBITDA
(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net income	$86,863	$71,168	$70,971
Adjustments:
Interest expense	64,696	69,628	71,254
Depreciation and amortization	124,080	112,307	136,555
Provision for income taxes	1,048	719	1,211
Proportionate share of adjustments for unconsolidated entities	1,761	1,603	288
EBITDA	$278,448	$255,425	$280,279
Gain on disposition of real estate assets, net	(25,249)	(41,541)	(10,831)
Impairments of real estate	8,380	22,851	11,988
EBITDAre	$261,579	$236,735	$281,436
Payments received on fully reserved loans	—	(133)	—
Acquisition-related expenses	1,523	1,168	985
Litigation and non-routine costs, net	(8,564)	8,659	(21,492)
Loss on investments	541	—	470
Loss on derivative instruments, net	—	—	34
Amortization of above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities	748	504	731
Loss on extinguishment and forgiveness of debt, net	1,280	17,413	—
Net direct financing lease adjustments	365	387	409
Straight-line rent	(2,054)	(7,107)	(7,412)
Restructuring expenses	—	356	9,076
Other adjustments, net	(205)	(3,511)	(113)
Proportionate share of adjustments for unconsolidated entities	268	(559)	(188)
Adjustment for Excluded Properties	—	3	—
Normalized EBITDA	$255,481	$253,915	$263,936
Normalized EBITDA annualized	$1,021,924	$1,015,660	$1,055,744

VEREIT, INC.
FUNDS FROM OPERATIONS
(In thousands, except for share and per share data) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Net income	$86,863	$70,971
Dividends on non-convertible preferred stock	(12,948)	(17,973)
Gain on disposition of real estate assets, net	(25,249)	(10,831)
Depreciation and amortization of real estate assets	123,645	135,861
Impairment of real estate	8,380	11,988
Proportionate share of adjustments for unconsolidated entities	1,131	288
FFO attributable to common stockholders and limited partners	$181,822	$190,304

Weighted-average shares outstanding - basic	1,077,937,799	968,460,296
Effect of weighted-average Limited Partner OP Units and dilutive securities	1,813,441	24,838,018
Weighted-average shares outstanding - diluted	1,079,751,240	993,298,314

FFO attributable to common stockholders and limited partners per diluted share	$0.168	$0.192

VEREIT, INC.
ADJUSTED FUNDS FROM OPERATIONS
(In thousands, except for share and per share data) (Unaudited)

	Three Months Ended March 31,
	2020	2019
FFO attributable to common stockholders and limited partners	$181,822	$190,304

Acquisition-related expenses	1,523	985
Litigation and non-routine costs, net	(8,564)	(21,492)
Loss on investments	541	470
Loss on derivative instruments, net	—	34
Amortization of premiums and discounts on debt and investments, net	(689)	(1,264)
Amortization of above-market lease assets and deferred lease incentives, net of amortization of below-market lease liabilities	748	731
Net direct financing lease adjustments	365	409
Amortization and write-off of deferred financing costs	2,841	3,494
Loss on extinguishment and forgiveness of debt, net	1,280	—
Straight-line rent	(2,054)	(7,412)
Equity-based compensation	2,602	2,687
Restructuring expenses	—	9,076
Other adjustments, net	228	569
Proportionate share of adjustments for unconsolidated entities	331	(188)
AFFO attributable to common stockholders and limited partners	$180,974	$178,403

Weighted-average shares outstanding - basic	1,077,937,799	968,460,296
Effect of weighted-average Limited Partner OP Units and dilutive securities	1,813,441	24,838,018
Weighted-average shares outstanding - diluted	1,079,751,240	993,298,314

AFFO attributable to common stockholders and limited partners per diluted share	$0.168	$0.180

VEREIT, INC.
FINANCIAL AND OPERATIONS STATISTICS AND RATIOS
(Dollars in thousands) (Unaudited)

Three Months Ended
March 31, 2020
Interest expense - as reported	$(64,696)
Adjustments:
Amortization of deferred financing costs and other non-cash charges	(2,924)
Amortization of net premiums	772
Unconsolidated joint ventures’ pro rata share	(579)
Interest Expense, Excluding Non-Cash Amortization	$(63,123)

	Three Months Ended
	March 31, 2020
Interest Expense, Excluding Non-Cash Amortization	$63,123
Secured debt principal amortization	1,071
Dividends attributable to preferred shares	12,948
Total fixed charges	77,142
Normalized EBITDA	255,481
Fixed Charge Coverage Ratio	3.31	x

	March 31, 2020	December 31, 2019
Mortgage notes payable, net	$1,405,701	$1,528,134
Corporate bonds, net	2,814,474	2,813,739
Convertible debt, net	319,120	318,183
Credit facility, net	1,767,306	1,045,669
Total debt - as reported	6,306,601	5,705,725
Deferred financing costs, net	37,896	39,721
Net discounts (premiums)	6,389	5,413
Principal Outstanding	6,350,886	5,750,859
Unconsolidated joint ventures’ pro rata share	68,360	53,850
Adjusted Principal Outstanding	$6,419,246	$5,804,709
Cash and cash equivalents	(600,945)	(12,921)
Pro rata share of unconsolidated joint ventures’ cash and cash equivalents	(2,567)	(1,480)
Net Debt	$5,815,734	$5,790,308

March 31, 2020
Total real estate investments, at cost - as reported	$14,751,458
Adjustments:
Investment in Cole REITs	7,009
Gross assets held for sale	104,064
Investment in direct financing leases, net	8,951
Gross below market leases	(236,378)
Unconsolidated joint ventures' pro rata share	146,852
Gross Real Estate Investments	$14,781,956

	March 31, 2020		December 31, 2019
Net Debt	$5,815,734		$5,790,308
Normalized EBITDA annualized	1,021,924		1,015,660
Net Debt to Normalized EBITDA Annualized Ratio	5.69	x	5.70	x

March 31, 2020
Net Debt	$5,815,734
Gross Real Estate Investments	14,781,956
Net Debt Leverage Ratio	39.3%

Unencumbered Gross Real Estate Investments	$12,005,190
Gross Real Estate Investments	14,781,956
Unencumbered asset ratio	81.2%